AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
FUND ADMINISTRATION SERVICING AGREEMENT

    THIS AMENDMENT, effective as of the last date executed below, to the Fund Administration Servicing Agreement, dated as of April 6, 2011, as amended (the "Agreement"), is entered by and between Managed Portfolio Series, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC (doing business as U.S. Bank Global Fund Services), a Wisconsin limited liability company (“USBFS”).

RECITALS

    WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update the fee schedule and the funds list in Exhibit C of the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

1.Effective January 24, 2022 Amended Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

2.The fee schedule within Amended Exhibit C shall be effective for a period of three years from January 1, 2022 thru January 1, 2025 and thereafter shall continue in effect in accordance with the terms of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date written above.

MANAGED PORTFOLIO SERIES		USBFS

By:	/s/ Brian Wiedmeyer	By:	/s/ Anita Zagrodnik
Name:	Brian Wiedmeyer	Name:	Anita Zagrodnik
Title:	President	Title:	Senior Vice President
Date:	January 19, 2022	Date:	January 19, 20222

Amended Exhibit C to the Fund Administration Servicing Agreement - Managed Portfolio Series

Name of Series
Ecofin Global Energy Transition Fund
Ecofin Global Renewables Infrastructure Fund
Ecofin Sustainable Water Fund
Tortoise MLP & Energy Income Fund
Tortoise MLP & Pipeline Fund

2